UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2010

____________________________

Quest Diagnostics Incorporated
(Exact Name of Registrant as Specified in Its Charter)
___________________________

Delaware
(State or other jurisdiction of Incorporation)

001-12215	16-1387862
(Commission File Number)	(I.R.S. Employer Identification No.)

Three Giralda Farms
Madison, NJ 07940	07940
(Address of principal executive offices)	(Zip Code)
(973) 520-2700
(Registrant’s telephone number, including area code)

____________________________

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      [  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

     [  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

     [  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 28, 2010, Quest Diagnostics Incorporated (the “Company”) entered into an accelerated share repurchase agreement (the “ASR Agreement”) with Barclays Bank PLC, acting through its agent Barclays Capital, Inc., to repurchase approximately $250 million of the Company’s common stock (“Common Stock”), as part of the Company’s Common Stock repurchase program.

Under the ASR Agreement, Barclays will deliver to the Company, on January 29, 2010, 4,460,304 shares of Common Stock for an aggregate purchase price of $250 million, which is equivalent to a price of $56.05 per share. The initial number of shares of Common Stock will be adjusted based on the arithmetic average of a daily volume-weighted average price of the Common Stock over a measurement period of approximately four to eight weeks, the exact termination date of which will be selected by Barclays. The measurement period is subject to extension by Barclays in certain circumstances as described in the ASR Agreement. After the termination of this period, the Company may receive additional shares of Common Stock or be required to remit, at the Company’s election, cash or additional shares of Common Stock based on this average price.

The preceding description of the ASR Agreement does not purport to be a complete description and is qualified in its entirety by the ASR Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description

10.1	Confirmation between Quest Diagnostics Incorporated and Barclays Bank PLC acting through its agent Barclays Capital, Inc., dated January 28, 2010.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

January 29, 2010
QUEST DIAGNOSTICS INCORPORATED
By: /s/ William J. O’Shaughnessy, Jr.
Title: Secretary

EXHIBITS
Exhibit No.	Description

10.1	Confirmation between Quest Diagnostics Incorporated and Barclays Bank PLC acting through its agent Barclays Capital, Inc., dated January 28, 2010.